------- OMB APPROVAL -------
------                                             OMB Number: 3235-0362
FORM 5                                             Expires:  December 31, 2001
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                                                   hours per response .... 1.0
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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
1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
   DEVINE         MICHAEL             P.          DIME COMMUNITY BANCSHARES, INC.("DCOM")         to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------     x Director         10% Owner
   (Last)        (First)          (Middle)    3. IRS or Social Security  4. Statement for       ----              ---
                                                  Number of Reporting        Month/Year           x Officer (give    Other (Specify
 209 HAVEMEYER STREET                             Person (Voluntary)       June, 2000           ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                                                5.  If Amendment,
                                                                            Date of Original        President and Chief Operating
BROOKLYN           NEW YORK          11211                                    (Month/Year)            Officer
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  (City)           (State)           (Zip)
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

TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
   (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                  Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                              (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                               Fiscal Year         (D) or         cial
                                   Day/     ----------------------------------------    (Instr. 3 and 4)    Indirect       Owner-
                                   Year)    Code   V    Amount    (A) or      Price                         (I)            ship
                                                                  (D)                                       (Instr. 4)    (Instr.4)
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COMM0N STOCK                                                                              11,761             I           ESOP Trust
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COMMON STOCK                                                                              20,000             I           401(k)Trust
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COMMON STOCK                      2/01/00   J<F1>       15,000    A<F1>                                      D
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COMMON STOCK                      2/01/00   J<F1>       15,000    D<F1>                   30,000             I           RRP Trust
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COMMON STOCK                                                                              23,341             I           BMP Trust
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COMMON STOCK                                                                              85,102             I
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COMMON STOCK                                                                              62,500             D
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Reminder:  Report on a separate line for each class of securities beneficially
           owned directly or indirectly.                 (Over)


FORM 5 (continued)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                      (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)

                                                               -------------------------------------------------------
                                                                (A)     (D)    Date    Expira-    Title      Amount or
                                                                               Exer-   tion                  Number of
                                                                               cisable Date                  Shares
------------------------------------------------------------------------------------------------------------------------------------
STOCK OPTIONS                                                                                                            $14.50
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COMMON STOCK<F2>                                                                                                            -0-
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

1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)
-------------------------------------------------------------------------------------------------------
STOCK OPTIONS                  190,000                      I                        STOCK OPTION PLAN
-------------------------------------------------------------------------------------------------------
COMMON STOCK<F2>                11,049                      I                        BMP<F2>
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Explanation of Responses:

<F1> Vesting of a portion of the 75,000 shares acquired on February 1, 1997 pursuant to the
     Recognition and Retention Plan for Outside Directors, Officers and Employees of
     Dime Community Bancshares, Inc.
<F2> Amount represents shares accrued under the Benefit Maintenance Plan of Dime Community
     Bancshares, Inc., which, as of June 30, 2000, have not been purchased by the Plan's trust.



                      /s/ MICHAEL P. DEVINE               8-7-2000
                     --------------------------------  ----------------
                       **Signature of Reporting Person      Date
                       By:  Michael P. Devine



**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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                                     SEC 2270 (7-96)